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                                                                    EXHIBIT 12-A

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

                                                          FOR THE YEARS ENDED DECEMBER 31
                                                ----------------------------------------------------
                                                  1997       1996       1995       1994       1993
                                                  ----       ----       ----       ----       ----
FIXED CHARGES
Interest expense..............................  $6,527.1   $6,235.7   $5,987.8   $4,226.3   $3,699.9
Rents.........................................      26.2       22.2       19.5       16.9       13.0
                                                --------   --------   --------   --------   --------
     Total fixed charges......................   6,553.3    6,257.9    6,007.3    4,243.2    3,712.9
EARNINGS
Income before income taxes....................   1,806.0    2,240.2    2,327.8    2,335.5    2,147.5
Less equity in net income from affiliated
  companies...................................       1.0       55.3      255.4      232.5      198.0
Less minority interest in net income of
  subsidiaries................................      48.4       68.0       65.5       59.3       44.6
                                                --------   --------   --------   --------   --------
Earnings before fixed charges.................  $8,309.9   $8,374.8   $8,014.2   $6,286.9   $5,617.8
Ratio of earnings to fixed charges............       1.3        1.3        1.3        1.5        1.5
                                                ========   ========   ========   ========   ========

For purposes of the Ford Credit ratio, earnings consist of income before taxes and fixed charges. Income before income taxes of Ford Credit includes the equity in net income of all unconsolidated affiliates and minority interest in net income of subsidiaries. Fixed charges consist of interest on borrowed funds, (there are no cumulative dividend requirements on subsidiary preferred stock) amortization of debt discount, premium, and insurance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor.)